W. M. Carpenter
                        August 24, 2000 Conference Call

I know you have had an opportunity to see our press release this morning revising our estimates for revenues and earnings for the second half of this year and 2001. Let me say at the outset how deeply disappointed and frustrated I am to have to come to you and make this announcement. In the next half hour or so I will cover a lot of information, as I am erring on the side of giving you more than less. Then we'll get to questions.

As I discussed at the time of our second quarter earnings release, our revenues fell short of our expectations, as a result of issues that we concluded at that time were short-term. What has now happened to change our view?

Last week, we gathered together key personnel from each of our businesses from around the world for our annual mid-year strategic business reviews. Given the trends we saw in the second quarter, we focused even more intensely than usual on market trends around the world, our own performance through the second quarter and new developments that have occurred during the first six weeks of this quarter. Since then we have been carefully assessing the impact those trends would have on our future performance and our longer-term strategies. As a result, we have concluded that the issues we saw in the second quarter and the trends that have surfaced this quarter will impact our revenue and earnings growth over the next 12-18 months.

I will review the issues we have identified in detail in a moment. But before I do, let me briefly summarize them for you:

      - In the vision care business we have concluded that category growth is not as robust as we had originally projected, resulting in a moderation in our expectations for both contact lenses and lens care products

      - In pharmaceuticals, the significant competitive pricing pressures experienced in our otics (or ear drop) line earlier in the year has expanded to other multi-source products in the portfolio
      - In the surgical segment, we are facing some supply issues in our higher margin cataract business

      - And lastly, we will be affected by the continued decline in the Euro. Going forward, about 30% of our revenues will be generated in Europe, and in the past several weeks the Euro has declined 5%. If it stays where it is, its decline over the course of the year will negatively affect our results not only in the second half of this year, but also through the first half of next year.

Now, before I go any further, I wish to underscore that although our business reviews this past week revealed issues that we must and will aggressively address, they also validated that our key initiatives for future growth all remain on track. Specifically:

      - Our efforts to revitalize our contact lens business with new products are yielding market share gains and significant improvements in profitability.

      - Our refractive surgery business continues its robust growth, driven by our technological leadership and the explosive growth in consumer demand.

      - Envision TD, our breakthrough implant technology to treat retinal and other diseases of the back of the eye, is on track, and will continue to be the number one development priority for the company.

Having said that, I want to assure you that our management team is committed to taking appropriate steps to address the issues we are facing, and we have already identified a number of actions to improve our outlook that we will be evaluating over the next several weeks.
But in the meantime, we clearly recognize our obligation to apprise you of our current projections based on the new information we received last week.

With that overview, let me now address the trends we are seeing in each of our businesses, starting with our vision care business.


VISION CARE

As we previously reported, we have seen a slowing in market demand for lens care products in the US that has impacted our retail customers' inventory carrying requirements and our revenues year to date. Through the end of the second quarter, consumer demand for all lens care products (as measured by Nielsen research data) was down modestly from prior year. Consumption for chemical disinfectant products (where our flagship product ReNu MultiPlus competes) was holding about flat, with market data some weeks up a little, and some weeks down a little -- but generally in line with our expectations. It was on this basis that we earlier estimated the rate that retail inventories in the US would likely contract, and the resulting impact on our revenues for the remainder of this year.

However, Nielsen data for the most recent few weeks, as well as customer orders in the first half of this quarter, suggest that consumer demand for lens care products in the US is softening even further. This new information is leading us to take a more conservative position on the US lens care market and consequently, on our estimates for revenues in the back half of this year and for 2001.

Now, while we have reasonably good syndicated market data inside the US, we do not have the benefit of sophisticated tools like Nielsen data to assess market trends outside the US, and the dynamics that affect each market even within a particular region are different and complex. But during the past week, with the input of our people from around the world, we have moderated our assessment of the overall growth potential of the vision care category and our vision care business as a result.

What are the factors that have caused us to revise our expectations?

      - First, is our assessment of the most recent data for the US lens care market. And, again, although we do not have sophisticated data like Nielsen for the European market, the data we do have and our recent experience in that market suggests that the European lens care market is following trends that are similar to those in the US, and is slowing.

      - Second, we had anticipated that product innovation would have a greater impact in growing the global vision care market than has proven to be the case. Innovations such as continuous wear lenses, one-day lenses and disposable toric and bi-focal lenses, we believed, would attract new wearers into the market and drive stronger category growth. But the acceptance of continuous wear lenses, for example, requires practitioners to change long-held assumptions about safety, and that's proven to be a formidable challenge. While our revenues for PureVision will about double from last year, which is terrific, the acceptance of this very new technology is ramping up more slowly than we had expected. And overall, new technologies have drawn more of their wearers from existing products (which is ultimately hastening the erosion of older categories), rather than bringing new patients into the fold.

      - Over all, with slower growth in the category, competition for share has put pressure on prices. We have seen this in the past in the US contact lens market, we're seeing it today in the European lens care market, and it has recently become an issue in the disposable lens market in Japan. This pricing pressure has dampened category revenue growth, with the strongest negative impact coming against older product lines, where we still have a significant part of our business.

Although we don't have perfect data for most of the world, the factors we considered last week require us to change our view of this category and the potential for our own business within it. We had been viewing the combined contact lens and lens care market as having the potential to grow at the rate of mid- to upper-single digits; we now believe that the category will grow in the range of low to mid-single digits.

What does this mean for our results? We now anticipate that revenues in the vision care business will be down slightly in Q3, and up slightly in Q4 - in the range of 1% - 3% - with the shortfall primarily in lens care. In lenses, we expect mid-single digit growth in both Q3 and Q4. That estimate includes the anticipated negative impact of currency changes, which, at current rates, have reduced those projected results by approximately 2% each quarter. Next year, we anticipate our business will grow at a pace that is even with the category -- in the range of low to mid-single digits.

We are, obviously, deeply disappointed that we must lower our
expectations for this business.   Our frustration is even greater
because the market trends mask a number of very good things happening in our business:

         - We have the strongest product line we've ever had. Our new products are growing robustly and driving share gains around the world.

         - As an example, our new products are driving a turn-around in our lens business in the important US market. The US used to be our problem area for lenses. Now, all the signs are that our business there is in resurgence, our share is growing, and we are continuing the momentum with the launch of Bausch & Lomb two-week.

         - In China, the actions we have taken to restructure our distributor operations, which we discussed during our second quarter conference call, are working. We've seen a better run-rate there, and we are doing absolutely the right things to make that a healthier, more predictable business for us.

         - And finally, the manufacturing and other initiatives we announced last December have succeeded in improving the profitability of our vision care segment.

So, to reiterate. What has changed in terms of the vision care business? Our assessment of the growth in this category has moderated, and with that, so has our view for the potential of our own vision care business. In light of these more modest expectations for growth, we believe we must manage the vision care business with the recognition that its strategic value in our portfolio will be measured by its ability to leverage its revenue growth and generate cash for investment in higher growth opportunities in our pharmaceuticals and surgical businesses.

This year, even with the shortfall in high margin lens care products, we anticipate the business will generate an operating margin of more than 21% -- two points ahead of last year. It will also generate approximately $290 million in EBITDA. Next year we anticipate the business margins will hold to these levels. But in order to get additional leverage from this business, we will re-examine how the business is structured. We will also reassess the appropriate level of capital and other investment we dedicate to the business. These issues will be an integral part of our assessment of our opportunities to improve the company's performance.


PHARMACEUTICALS

Let me turn now to our pharmaceuticals segment, where we have revised our expectations for both the US and German sides of the business.

Let's start with the US. As you'll recall, in the second quarter, we reported that our revenues had been significantly impacted by aggressive price competition for generic otics, (that is, prescription ear drops). As we had been discussing for some time, we anticipated that, typical of multi-source pharmaceuticals in general, the return of competition would gradually erode otic pricing throughout this year. But the very aggressive promotions by a competitor in the second quarter resulted in prices "bottoming out" about two quarters earlier than we originally had projected. And, based on these circumstances, we moderated our guidance for the remainder of the year in this business during our second quarter earnings release call.

Recently, however, we have begun to see similar rapid erosion in pricing for our other multi-source products in the US. In the past, our ability to hold pricing in multi-source has been based on our ability to offer trade customers a unique bundle of both ophthalmic and other products. And up until now our ability to hold our prices in the face of stiffening competition has been aided by our ability to differentiate ourselves with the otics line. However, as we look at our experience to date in the third quarter and project out for the remainder of the quarter and full year, we now anticipate revenues from these products will trend below our original expectations, and these dynamics will impact us into next year.

Our German Dr. Mann business, which represents about 40% of our total pharmaceuticals segment, continues to be impacted by the decline in the Euro. Through the first half of this year, currency shaved several points off our reported growth rates and we expect to see it negatively impact our total pharmaceuticals growth by about 5 percentage points in each of the next two quarters.

As a result of these trends, we have reduced our expectations for this business for the remainder of this year and for 2001. In total, we now anticipate full year 2000 revenues excluding the Chauvin acquisition to decline 11%-13% from 1999, with the third quarter down in the mid teens and the fourth quarter down over 20%, including the significant negative impact of currency. However, I want to note that the negative comparisons from lower otic pricing and currency will be factors for only part of next year. Thus, we expect our pharmaceuticals revenue to rebound to mid- to upper single digit growth in 2001. Still, this growth is short of our earlier projections.

Because the revenue issues we are facing mainly reflect pricing declines, they essentially fall completely to the operating earnings line. While we fully intend to identify ways of minimizing this impact through expense management, I want to assure you that we will not do this at the expense of our committed investment in the Envision program, or other key R&D projects. In fact, we will significantly increase our investment in Envision next year as we conduct our Phase III clinical trials for posterior uveitis and diabetic macular edema and begin meeting several of the key milestones toward commercialization of the product.

As we've said on several occasions, Envision is the number one priority of this company and we will not sacrifice the forward momentum on this product. We were encouraged by the FDA's granting of Fast Track status to this product in May and have recently been notified that it has been granted Orphan Drug status for its first new indication, posterior uveitis, underscoring our view that this technology will fill a significant unmet need in the medical community.

As a result of these factors, we now expect to post operating margins in the very low double-digits in 2000, and in the mid-single digits in 2001 for the pharmaceuticals business, exclusive of the Groupe Chauvin acquisition. Were it not for the higher investment in Envision, margins in each of these years would have been in the high teens. But we are willing to sacrifice higher margins in the interest of bringing this potentially blockbuster product to market.


SURGICAL

Finally, let me update you on trends in our surgical business.
The major share of our surgical revenues and operating earnings are still derived from sales of high margin intraocular lenses (or IOL's) and other disposables for cataract procedures. We are experiencing some challenges on this side of the business due to manufacturing and supply issues for our silicone lenses.

There are basically two types of IOLs: PMMA (or non-foldable) and foldable. Surgeons prefer the foldable lens technologies, and there has been a rapid shift away from the PMMA business and towards foldables. Our portfolio consists of both types of lenses, and we have been impacted by the erosion in demand for the PMMA variety. On the other hand, demand for our silicone lenses is exceeding our expectations. Unfortunately, it is also exceeding our ability to supply.

When we acquired Chiron Vision and Storz to form our surgical business in 1998, a key element of our plan was an aggressive consolidation of multiple IOL manufacturing sites in the US and Europe. While that consolidation was successful on the whole, the rapid integration of manufacturing processes and product lines into our facility in Clearwater, Florida has limited our ability to quickly shift manufacturing resources to ramp-up production of silicone lenses as fast as necessary to meet the stronger demand. As a result, we have seen disruptions in service levels to our existing customers and pulled back on expanding distribution of the products to new accounts as we work to increase capacity and production volumes.

Not having a full complement of IOL's also limits our ability to bundle and sell other associated high-margin cataract products, such as viscoelastics, compounding the negative impact of our IOL supply problems.

We are aggressively working to increase our supply of foldable
IOL's, but we estimate that it will take 6-9 months before we can reliably meet demand and can start to take advantage of the market opportunity for our silicone lens business.

While we have challenges in the cataract side of the business, the refractive surgery business continues to grow robustly. Both inside and outside the US, placements of our Technolas 217 lasers are exceeding our expectations. However, as we said in our press release, on average, the ramp-up of procedures on each new machine placed in the US is taking somewhat longer than we first estimated. Although we are placing more lasers in the US than we had expected (we're well on our way to exceeding 40 lasers), more of our placements in the US have been in newly opened centers than we first predicted, and the ramp-up in procedures in new centers is typically slower than in established ones. Net-net, we still expect about $10 million in incremental revenue benefit from the US launch of the Technolas 217. But the mix of those revenues will be more heavily weighted toward laser sales than we first predicted. And while that may serve us well longer-term, that mix shift has a near term impact on our margin expectations for the business, which I'll discuss a bit later.

Let me summarize our current expectations for the surgical business.

While we previously anticipated that the surgical business would report revenue growth in the mid-teens for the full year, exclusive of the Groupe Chauvin acquisition, we now project growth in the range of approximately 12%, with the majority of the shortfall being apparent in the third quarter, when we expect revenue growth to be just under 10%. Sales should rebound to low double digits in Q4, when strong sales of lasers and other capital equipment should partially offset the impact from the disruption to our IOL supply. As we look ahead to 2001, we now anticipate that as a result of the disruption to our IOL supply and the continued significant impact of currency, the surgical business will grow more modestly than we earlier projected, in the range of 10% or so.

The loss of revenues from high margin cataract products will have a significant impact on operating margins in our surgical segment.
And, while the placement of refractive surgery equipment (i.e. laser and microkeratomes) is very important for future high margin annuities of per procedure fees and microkeratome blades, the equipment itself carries with it much lower margins than IOL's and other disposables for cataract procedures.

As a result of this mix shift, as well as the significant negative impact of currency in this business, we anticipate that operating margins in our surgical business will be in the low teens this year and expand to the mid-teens next year, exclusive of the Groupe Chauvin acquisition.


SUMMARY OF EXPECTATIONS

	Let me sum up our expectations for total company revenue and earnings in the third and fourth quarters of this year. Excluding the acquisition of Groupe Chauvin, we now anticipate revenues to be down slightly in Q3 compared to prior year, and flat to up slightly in Q4. Including the acquisition, we now anticipate revenues to be flat to down slightly in Q3 compared to prior year, and up in the mid-single digits in Q4. The impact of lower lens care revenues, lower pricing in established multi-source pharmaceuticals and disruptions in our cataract business, as well as a deterioration in the Euro, all carry significant margin penalties that we cannot offset. As a result, we now anticipate our operating earnings in each of the next 2 quarters, inclusive of the Groupe Chauvin acquisition, to be down approximately 7% to 9% from the prior year. As we said in our press release, earnings per share should be approximately $.70 to $.72 in Q3, and approximately $.83-$.85 in Q4 to end the year in the range of $2.69- $2.72 before one-time items. We expect to generate free cash flow for the year in the range of $160 to $170 million.

	Looking ahead to next year, we now project that our revenue will grow in the mid-single digits excluding the impact of Groupe Chauvin, and will grow in the upper single digits inclusive of that acquisition. Earnings per share should be in the range of $2.87-$2.92.

	To say that I find these results unacceptable would be a gross understatement. We can and will improve our 2001 results over these projections, but to do so, we must do much more than trim expenses here or there. In light of our more modest projections for growth, we are undertaking an intensive review of how we are structured and how we manage each of our businesses to ensure we deliver the appropriate long-term shareholder return. My goal remains to generate 15% earnings growth over the next few years.

To accomplish that goal, we must and will better leverage our slower-growing base businesses. They need to generate the profitability and cash that not only yields an appropriate return to shareholders, but also provides the fuel to nurture our growth. And even with the many issues we are facing right now, the good news is that the fundamental drivers of our future growth have not been affected:

      - In vision care, we finally have the right new products for the fastest-growing segments of the contact lens market. Although the market for older products is eroding faster than we anticipated, our new products are growing and gaining share.

      - In our surgical segment, we can and will address the supply issues affecting our high margin cataract business. And in the meantime, we will continue to build on our leading position in refractive surgery by expanding our presence in the US and introducing our Zyoptix system for customized procedures outside the US.

      - In our pharmaceuticals business, we will manage through the shorter-term ebbs and flows in pricing that are inherent risks in the multi-source pharmaceuticals business. We do have a number of products in the pipeline that will be available by 2002. And, with our acquisition of Chauvin and our investments in developing the breakthrough technology of Envision, I am confident that we are doing all the right things to transform our pharmaceuticals business to a key driver of our long-term growth.

	Finally, let me address the final item that was noted in our press release this morning - the elimination of the President and COO position, which has resulted in Carl Sassano leaving the company.
Given the challenges we are currently facing, I thought it best to remove a layer of management, putting me in even closer touch with the day to day activities of the business. I have a great deal of respect for Carl and all that he has accomplished in his career with Bausch & Lomb. He certainly leaves the company with our thanks and best wishes. For the foreseeable future I intend to be very closely involved and play a very direct role in establishing the action plans for our businesses and assuring their implementation.

I commit to you that the number one priority of this management team and myself will be improving our performance. I anticipate that we will update the investment community, no later than the time of our 3rd quarter release, on how our near-term performance is tracking, as well as our plans for the future.